UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (Date of Earliest Event Reported): DECEMBER 31, 2003


                               CHYRON CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


    NEW YORK                         1-9014                      11-2117385
    --------                         ------                      ----------
 (State or Other            (Commission File Number)          (I.R.S. Employer
  Jurisdiction                                               Identification No.)
of Incorporation)


                   5 HUB DRIVE
                MELVILLE, NEW YORK                    11747
                ------------------                    -----
      (Address of Principal Executive Offices)      (Zip Code)


       Registrant's telephone number, including area code: (631) 845-2000

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ITEM 5.   OTHER EVENTS

     On December 31, 2003 Chyron Corporation (the "Company") closed on an exchange offer to holders of its Series A 12% Subordinated Convertible Debentures due December 31, 2004 and its Series B 12% Subordinated Convertible Debentures due December 31, 2004 (collectively, the "Debentures"). The holders were offered to exchange any or all of their Debentures for either: (i) a discounted cash payment equal to 60% of the book value of the Debentures as of the closing date, (ii) a combination of discounted cash payment equal to 40% of the book value of the Debentures as of the closing date and shares of common stock for 47.74% of the book value of the Debentures as of the closing date, computed based on a $0.38 per share exchange price, (iii) a combination of discounted cash payment equal to 30% of the book value of the Debentures as of the closing date and new convertible debentures with a maturity of December 31, 2006 for 47.74% of the book value of the Debentures as of the closing date, or
(iv) a combination of the preceding offers.

     Holders exchanged Debentures representing a December 31, 2003 book value of $1,953,156 in return for a total of discounted cash payments of $1,035,984 and 853,816 shares of common stock of the Company. The exchange resulted in cancellation of approximately 18.3% of the total of the Debentures at their December 31, 2003 book value with $8,719,641 of Debentures still outstanding and payable on December 31, 2003. The Company will record a gain on extinguishment of debt in its fourth quarter of 2003, which is preliminarily estimated to be approximately $0.6 million.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                               CHYRON CORPORATION

                                    By:     /s/ Jerry Kieliszak
                                            -----------------------------
                                    Name:   Jerry Kieliszak
                                    Title:  Senior Vice President and
                                            Chief Financial Officer

Date: January 6, 2004


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